 Exhibit 99.2

Low Testosterone in Males May Warrant Liver Health Assessment and Intervention

Anthony DelConte, Benjamin J Bruno, Kilyoung Kim, Kiran Vangara, Kongnara Papangkorn, Nachiappan Chidambaram, and Mahesh V. Patel

Introduction: Low testosterone (T) is a serum marker of hypogonadism. Reportedly, diabetes mellitus, cardiovascular disease, peripheral artery disease, hypertension, hyperlipidemia, depression, obesity, metabolic syndrome, sleep apnea, chronic obstructive pulmonary disease (COPD), and opioid dependency, are associated with low testosterone. However, the association of chronic liver disease with low T is underappreciated. In one study, ~75% of biopsy confirmed Nonalcoholic Steatohepatitis (NASH) male patients had T levels of <372 ng/dL. A study with patients receiving androgen deprivation therapy (ADT), with no pre-therapy evidence of liver disease, increased liver disease risk relative to no ADT suggesting low T can adversely affect liver health. However, prevalence of compromised liver health in hypogonadal males, and any beneficial effects of T therapy intervention on liver health are unclear.

Objectives: The objective of this investigation was to evaluate prevalence of liver disease in hypogonadal males, and to assess for potential beneficial effects of LPCN 1144, a novel oral T therapy candidate, on liver health of hypogonadal males.

Methods: Investigation was performed through clinical studies in hypogonadal males, and a pre-clinical study. Clinical studies: (1) a one-year treatment , open label, active control, randomized study (NCT02081300); (2) a four-month treatment, open label, single arm study (NCT03868059); a 12-week study in a high-fat-diet (HFD) induced steatohepatitis and hepatic fibrosis rabbit model.

Results: 39% of hypogonadal males (N=210) tested had the key elevated key liver injury marker (ALT>30 U/L). LPCN 1144 intervention for 52 weeks in hypogonadal males with elevated ALT levels at baseline resulted in mean decrease about 15%. Moreover, abnormal ALT, AST, ALP, and GGT were normalized in 52%, 50%, 67%, 32% of patients, respectively. In the 4-month study, fatty (>5%) liver disease was present in about 66% of a cohort of hypogonadal males (N=32), more than double the reported rate in the general population (25%). Post LPCN 1144 treatment, the proportion of fatty liver-free subjects increased by 94%. HFD induced substantial suppression of T levels in rabbits accompanied with histologically evidenced hepatic steatosis, inflammation, ballooning, and fibrosis. Upon 12 weeks of LPCN 1144 treatment in conjunction with HFD, histological ballooning, inflammation and fibrosis scores were improved. Importantly, relatively to control, % of hepatic fibrosis in the tissues were significantly reduced with LPCN 1144 treatment.

Conclusion: In conclusion, compromised liver health is prevalent in hypogonadal males and may warrant a periodic assessment. Pre-clinical and clinical results with oral T therapy suggest potential beneficial effects on liver health in hypogonadal males. An ongoing study in biopsy-confirmed NASH male patients is expected to shed more light on the potential benefits of LPCN 1144.